Exhibit 3.3

ARTICLES OF RESTATEMENT

OF

NORTHROP GRUMMAN SHIPBUILDING, INC.

FIRST: The name of the Company immediately prior to this amendment and restatement is “Northrop Grumman Shipbuilding, Inc.”

SECOND: The amendment adopted is to amend and restate the Articles of Incorporation of the Company in their entirety to read as set forth in Exhibit A attached hereto.

THIRD: This amendment and restatement was duly adopted on April 14, 2011 by Huntington Ingalls Industries, Inc., the sole shareholder of all of the issued and outstanding shares of the Company entitled to vote thereon, by a written consent of such shareholder given in accordance with the provisions of Section 13.1-657 of the Code of Virginia.

FOURTH: Upon the effectiveness of this amendment and restatement all the shares of the Company outstanding immediately prior to such effectiveness shall be converted into 100 shares of the Common Stock of the Company.

IN WITNESS WHEREOF, the Company has caused these Articles of Restatement to be signed by its authorized officer this 14th day of April, 2011.

NORTHROP GRUMMAN SHIPBUILDING, INC.

By:	/s/ George M. Simmerman, Jr.
George M. Simmerman, Jr.
Vice President

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

NORTHROP GRUMMAN SHIPBUILDING, INC.

ARTICLE I: The name of the corporation is Huntington Ingalls Incorporated.

ARTICLE II: The number of shares authorized to be issued by the corporation is 100 shares of Common Stock, without par value.

ARTICLE III: The number of directors constituting the Board of Directors of the corporation shall be specified in or fixed in accordance with the bylaws of the corporation, or if not so specified or fixed, the number shall be three.

ARTICLE IV: The corporation shall have the power to engage in any business not prohibited by Virginia law or specifically required by such law to be set forth in these Articles.

ARTICLE V: An officer or director of the corporation shall not be personally liable to the corporation or to its shareholders for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation arising out of a single transaction, occurrence or course of conduct, unless the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.